                                                                  EXHIBIT 12.0

                       Ratio of Earnings to Fixed Charges
                      (amounts in thousands, except ratios)



                                             Six
                                           Months
                                          July 31,                                    Year Ended January 31,
                                                            ------------------------------------------------------------------------

                                             1997            1997            1996          1995         1994          1993

Income from continuing
operations before                           $263,281         $276,241        $235,312     $256,931     $198,319    $117,434
income taxes

Add:
Interest expense                              10,862            6,251           7,409        6,536        5,105       7,298
interest factor in rent                        6,800           13,200          12,533        9,233        8,000       4,337

                                            $280,943         $295,692        $255,254     $272,700     $211,424    $129,069


Interest expense                            $ 10,862         $  6,251        $  7,409     $  6,536     $  5,105    $  7,298
Interest factor in rent                        6,800           13,200          12,533        9,233        8,000       4,337

                                            $ 17,662         $ 19,451        $ 19,942     $ 15,769     $ 13,105    $ 11,635


Ratio of earnings to fixed                    16.08x           15.20x          12.80x       17.29x       16.13x      11.09x
charges